Subject: Hines REIT Final Liquidating Distribution

Notice

Hines | Securities

Hines REIT

Shareholders Expected to Receive Final Liquidating Distributions on or around July 31, 2018.

Please note Hines Real Estate Investment Trust, Inc. (the Company) expects to make its final liquidating distribution to shareholders on or around July 31, 2018, subject to approval by the Company's board of directors (the "Board").

Although the Board has not yet determined the amount of the final liquidating distribution, the Company previously disclosed that it expected the amount of such distribution to be in the range of $0.05 to $0.07 per share. The final liquidating distribution will be made to all shareholders of record as of March 2, 2018.

For additional information, please click on the link below to view the Current Report on Form 8-K filed on June 22, 2018.

Additional information will be communicated after the Board approves the final liquidating distribution.

View 8-K Filing

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.

Forward Looking Statements:

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected timing and amount of the final liquidating distribution and the completion of the winding up of the Company's operations. These risks and uncertainties include, without limitation, the risk that the Board will not approve the payment of the final liquidating distribution as set forth in this communication. For a further list and description of risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this communication. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

Hines REIT is closed to new investors.

Hines Securities, Inc., Member FINRA/SIPC , was the dealer manager for Hines REIT's public offerings. For more information, call 888.446.3773 or visit hinessecurities.com

06/18